                                                                     Exhibit 5.1

Business Objects S.A.
1 Square Chaptal
92300 Levallois-Perret


                                                                December 5, 1997



Ladies and Gentlemen:

     In connection with the registration under the Securities Act of 1993, as amended (the "Act"), of up to a maximum number of 1,000,000 ordinary shares (the "Shares"), nominal value one French franc per ordinary share, of Business Objects S. A., a societe anonyme organized under the laws of the Republic of France, registered with the Commercial Registry of Nanterre under N(degree) B 379 821 904 (the "Company"), to be issued upon exercise of the options granted pursuant to the thirteenth resolution of the extraordinary meeting of the shareholders of the Company held on June 19, 1997 and to the terms and conditions of the Company's 1994 Stock Option Plan as amended, we, as French attorneys, have examined copies of the following documents:

     (i) a certified copy of the text of the eleventh and thirteenth resolutions of the extraordinary meeting of the shareholders of the Company held on June 19, 1997, relating respectively to:

           - the modalities pursuant to which the board of directors shall determine the subscription price of the Shares to be issued upon the exercise of the options;

           - the authorization granted to the board of directors to grant to the Chief Executive Officer (President Directeur General), Managing Directors (Directeurs Generaux) and any Officers or other persons employed by the Company and its affiliates as defined in article 208-4 of the law N(degrees) 66-537 of July 24, 1966 (the "Beneficiaries"), options to purchase or subscribe to the Shares, thus bringing from 2,000,000 to 3,000,000 the maximum number of shares which may be issued pursuant to the 1994 Stock Option Plan as amended;

     (ii) a copy of the results of the vote at such meeting established by Banque Paribas;

     (iii) the report presented by the board of directors to the extraordinary shareholders' meeting held on June 19, 1997 in connection with the above-mentioned eleventh and thirteenth resolutions;

     (iv) the special reports prepared by the statutory auditors of the Company, dated June 4, 1997, in connection with the above-mentioned eleventh and thirteenth resolutions;

Business Objects S.A.
December 5, 1997
Page 2

     (v) a copy of the 1994 Stock Option Plan as amended from time to time and in particular as amended pursuant to the resolutions adopted by the shareholders of the Company at the extraordinary shareholders meeting held on June 19, 1997 (the "Amended Plan");

     (vi) a certified copy of the up-dated by-laws ("Statuts") of the Company dated as of April 1, 1997.

     In the context of such examination we have assumed:

     (a) that the options shall be granted by the board of directors under the Amended Plan in accordance with the terms and conditions of said Amended Plan, the shareholders' authorizations referred to in paragraph (i) above, the Statuts and applicable law;

     (b) that the Beneficiaries to the benefit of whom the Shares will be issued pursuant to the Amended Plan will have validly adhered to the terms and conditions of the Amended Plan;

     (c) that the definitive terms and conditions of the issue of the Shares, including the issue price, will have been determined by the board of directors in accordance with the terms of the shareholders' authorization granted at the meeting of the shareholders of the Company referred to in paragraph (i) above;

     (d) that the meetings of the board of directors, and that the meetings of the shareholders resolving on questions relating to the Amended Plan have been or will be (i) validly convened and held, and (ii) duty recorded in the corporate registries of the Company, and that none of the resolutions adopted therein have been or will be superseded by resolutions to the contrary;

     (e) the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, and the accuracy of all statements contained therein;

     (f) that the above listed documents, where relevant, have been signed by persons having all necessary powers to this effect.

     Upon the basis of such examination on and subject to any matter not disclosed to us by the parties concerned, we advise you that, in our opinion, any Shares to be issued upon exercise of any of the new

Business Objects S.A.
December 5, 1997
Page 3

options which the board of directors was authorized to grant pursuant to the thirteenth resolution of the extraordinary shareholders' meeting held on June 19, 1997, to the extent said Shares are issued in compliance with the Amended Plan, the Statuts and the then applicable law, and are fully paid up in accordance with the terms of the Amended Plan, will be validly issued fully paid up and nonassessable.

     We express no opinion as to the 1994 Stock Option Plan or any amendments thereto, other than as relates to the issue of up to 1,000,000 new ordinary shares pursuant to the shareholders' authorization referred to in paragraph (i) above.

     The foregoing opinion is limited to the laws of the Republic of France, and we are expressing no opinion as to the effect of the laws under any other jurisdiction.

     We hereby consent to filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Respectfully submitted,



Remy Bricard